Exhibit 99.1

Newfield Exploration to Voluntarily Curtail
a Portion of its Natural Gas Production

FOR IMMEDIATE RELEASE

HOUSTON - August 24, 2009 - Newfield Exploration Company (NYSE: NFX) today announced that the Company plans to voluntarily curtail about 2.5 Bcfe of its third quarter 2009 production in response to recent low natural gas prices. The curtailments will come primarily from the Company’s Mid-Continent division.

“Although approximately 75% of our expected third quarter 2009 natural gas production is hedged at nearly $8 per Mcf, we are electing to curtail a portion of our production today,” said Lee K. Boothby, Newfield President and CEO. “We still expect that our full-year 2009 production will be in the upper half of our previous guidance range of 250-260 Bcfe.” Newfield has an inventory of approximately 30 uncompleted wells in the Woodford Shale. The timing of well completions is dependent on natural gas prices.

The accompanying table updates Newfield’s new production guidance ranges and expected costs and expenses for the third quarter of 2009.

Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy of growing reserves through an active drilling program and select acquisitions. Newfield's domestic areas of operation include the Mid-Continent, the Rocky Mountains, onshore Texas and the Gulf of Mexico. The Company has international operations in Malaysia and China.

**This release contains forward-looking information. All information other than historical facts included in this release, such as information regarding estimated or anticipated production, costs and drilling and development plans and the timing of activities, is forward-looking information. Although Newfield believes that these expectations are reasonable, this information is based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of refining capacity for the crude oil Newfield produces from its Monument Butte field in Utah, the availability and cost of capital resources, labor conditions and severe weather conditions. In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks.

For information, contact:

Investor Relations: Steve Campbell (281) 847-6081
Media Relations: Keith Schmidt (281) 674-2650
Email: info@newfield.com

Revised 3Q09 Estimates
Revised 3Q09 Estimates
	Domestic	Int’l	Total
Production/Liftings
Natural gas – Bcf	41.0 – 46.4	–	41.0 – 46.4
Oil and condensate – MMBbls	1.5 – 1.6	1.7 – 1.9	3.2 – 3.5
Total Bcfe	50.0 – 56.0	10.4 – 11.5	60.4 – 67.5

Average Realized Prices
Natural gas – $/Mcf	Note 1
Oil and condensate – $/Bbl	Note 2	Note 3
Mcf equivalent – $/Mcfe

Operating Expenses:
Lease operating
Recurring ($MM)	$34.0 - $38.0	$21.7 - $24.0	$55.7 - $62.0
per/Mcfe	$0.67 - $0.68	$2.08 - $2.10	$0.92 - $0.93
Major (workover, repairs, etc.) ($MM)	$4.0 - $6.0	$0.9 - $1.0	$4.9 - $7.0
per/Mcfe	$0.08 - $0.11	$0.09 - $0.10	$0.08 - $0.10

Production and other taxes ($MM)Note 4	$12.5 - $13.9	$9.6 - $10.6	$22.1 - $24.5
per/Mcfe	$0.24 - $0.25	$0.92 - $0.93	$0.36 - $0.37

General and administrative (G&A), net ($MM)	$29.9 - $33.0	$1.4 - $1.6	$31.3 - $34.6
per/Mcfe	$0.59 - $0.60	$0.13 - $0.14	$0.51 - $0.52

Capitalized internal costs ($MM)			$(18.5 - $20.5)
per/Mcfe			$(0.30 – $0.31)

Interest expense ($MM)			$29.9 - $33.1
per/Mcfe			$0.49 - $0.50

Capitalized interest ($MM)			$(11.4 - $12.6)
per/Mcfe			$(0.18 - $0.19)

Tax rate (%)Note 5			36-38%

Income taxes (%)
Current			14% - 16%
Deferred			84% - 86%

Note 1: Gas prices in the Mid-Continent, after basis differentials, transportation and handling charges, typically average 70 – 80% of the Henry Hub Index. Beginning in the third quarter of 2009, our realized prices for Mid-Continent properties should improve to 75-85% of the Henry Hub Index as we begin to utilize our agreements that provide guaranteed pipeline capacity at a fixed price to move this natural gas production to the Perryville markets. Gas prices in the Gulf Coast, after basis differentials, transportation and handling charges, are expected to average $0.50 – $0.75 per MMBtu less than the Henry Hub Index.
Note 2: Oil prices in the Gulf Coast typically average 90 – 95% of NYMEX WTI price. Rockies oil prices average about $12 - $14 per barrel below WTI. Oil production from the Mid-Continent typically averages 85 – 90% of WTI.
Note 3: Oil in Malaysia typically sells at a slight discount to Tapis, or about 85-90% of WTI. Oil production from China typically sells at $6 – $8 per barrel below WTI.
Note 4: Guidance for production taxes determined using $70/Bbl oil and $3.50/MMBtu gas.
Note 5: Tax rate applied to earnings excluding unrealized gains or losses on commodity derivatives.